Exhibit 10.12

AMENDMENT NO. 1 TO THE
HIGHWOODS PROPERTIES, INC.
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

This Amendment No. 1 (this “Amendment”), dated as of November 30, 2010, is hereby made to the Amended and Restated Employee Stock Purchase Plan (the "Plan") of Highwoods Properties, Inc. (the “Company”).

WHEREAS, the Board has delegated to the Committee its powers with respect to administration of the Plan as permitted by Section 6 hereof; and

WHEREAS, the Committee has the power to amend the Plan without the consent of any other person so long as such amendment (1) does not materially and adversely affect any outstanding Option and (2) is not a “material revision” to the Plan as such term is defined by Section 303A.08 of the New York Stock Exchange Listed Company Manual (or any successor rule); and

WHEREAS, after having made a reasonable determination that the Amendment meets the criteria for adoption and approval without the consent of any other person, the Committee has approved and adopted this Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

SECTION 1
DEFINED TERMS

The capitalized terms used herein shall have the meanings ascribed thereto in the Plan, except as otherwise defined or limited herein.

SECTION 2
EFFECTIVE TIME OF THE AMENDMENT

The Amendment shall become effective as of January 1, 2011.

SECTION 3
AMENDMENT OF SECTION 2(P)

Section 2(p) of the Plan is hereby amended and restated in its entirety as follows:

(p)           "Option Price" means 85% of the Fair Market Value per share of Common Stock on the applicable Exercise Date.

Except as amended by this Amendment, the Plan is hereby ratified and confirmed in all other respects and shall otherwise remain unmodified and in full force and effect.